Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

NAMES MARY BOLAND AS CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER
A SEASONED FINANCE AND OPERATIONS EXCUTIVE

PITTSBURGH-May 31, 2012, American Eagle Outfitters, Inc. (NYSE: AEO) today announced that Mary Boland has been appointed executive vice president, chief financial and administrative officer, effective July 9th. Ms. Boland's responsibilities will include finance, investor relations, merchandise planning and allocation, strategy planning, and other administrative functions.

Ms. Boland joins AEO from Levi Strauss & Company where she most recently served as senior vice president of finance for Global Levi's, a $4 billion brand. In her role, she led finance and various operating functions across the Americas, Europe and Asia, encompassing both wholesale and retail operations. Ms. Boland's accomplishments included driving profitable growth and rigorous inventory management for the multi-brand global organization. She also led operating functions including distribution and logistics, labor management, procurement and real estate.

Prior to joining Levi's in 2006, Ms. Boland worked at General Motors Corporation, for more than 20 years, where she rose to CFO, North America, a $120 billion business. In this role, her span of accountabilities included finance, strategy, capital allocation and engaging with external stakeholders.

"Mary brings 30 years of broad-based financial and operating experience, with a proven track record in the global apparel industry," stated Robert Hanson, chief executive officer. "Mary is an influential, disciplined financial leader, with a strong ROI focus. I'm confident she will have a positive impact at AEO as we look to strengthen our financial results and achieve consistent, long-term profitable growth."

"I'm excited to join American Eagle Outfitters and look forward to building upon its success, contributing to improved profitability and supporting the company's next phase of growth and driving total shareholder returns," stated Mary Boland.

Ms. Boland has been a member of the board of directors and audit committee chair for HealthGrades, Inc, and has served on the board of New United Motors Manufacturing, Inc.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters, Aerie and 77kids brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 35 international franchise stores in 12 countries. For more information, please visit www.ae.com.

CONTACT: American Eagle Outfitters Inc.
Kristen Zaccagnini, 412-432-3300